Exhibit 99.01

WindStream Technologies, Inc.

Letter to Shareholders

NORTH VERNON, IN -- (Marketwired) -- 07/21/15 -- WindStream Technologies, Inc. (OTCQB: WSTI) (“WindStream” or the “Company”) today announced the following Letter to Shareholders.

Letter from the President

Dear WindStream Technologies Shareholder,

In the past days and weeks I have heard from many of you inquiring about the progress of the Company and how it does not seem to equate to the current share price. I would like to take this opportunity to address both of these issues in this letter.

WindStream Technologies has seen its best year to date in 2015, with the opening of the new factory in India and increased sales to existing and new customers. We are also now opening up sales in Argentina and will seek to expand throughout Latin America. We expect this growth to continue as we build upon our success in each market.

Our Indian subsidiary has now manufactured over 1,100 units in our new factory. The manufacturing output will continue to increase as we bring on more local labor and tooling. Sales in the region are being handled by local distribution and dealer networks, which are being established and managed out of our offices in Hyderabad.

A new customer in Argentina, Surland Technologies, recently purchased 2MW’s of power that will begin shipping by the end of July. The first 1.3MW’s are expected to be installed by October 15, 2015 with the balance of the project anticipated to be installed by the end of this year. These units will be used to provide additional power to areas of the country that regularly experience power shortages. The design of these units has led to a new product offering we call the “PowerMill™,” a product focused on utility scale deployment.

The Company’s sales in Jamaica continue as we work through the $22MM sales order with the Jamaica Public Service Co. (JPS). New efforts are being made by WindStream’s technical team to provide JPS with additional products and services tailored to their specific needs.

Sales in the United States have begun as we have recently launched the SolarMill® for domestic use. The products are now being shipped to five states with more expected this quarter.

To address the Company’s working capital needs, we have adjusted our sales terms with our existing customers, and now require a minimum 50% deposit to begin building an order. All new orders will now need to conform to the Company’s revised sales policy to allow the Company to meet its commitments.

As publically announced, the Company has met some of its capital needs by selling convertible notes to investors. These note holders have the right to convert their notes into shares of our common stock and have elected to do so.

WindStream has faced great challenges in the past and we have gotten through them with hard work and careful execution; we will do so again. The Company has built a unique suite of products that are resonating with customers all over the world and we will not let the decline in our share price reflect what we believe is the true value of the Company and what we have built.

I realize that the decline in our stock price may have caused concern for many of you that believe in and have invested in the Company, especially in light of the many positive things that have transpired. I hope this letter has given you some additional insight in the Company and our business.

I thank you for your continued support and know that our best days are ahead.

Sincerely,

Dan Bates

President and CEO

About WindStream Technologies: Founded in 2008, WindStream Technologies, a public company (OTCQB: WSTI), is headquartered in North Vernon, Indiana. WindStream Technologies was established to create low-cost hybrid, renewable energy solutions for urban, suburban, and on and off-grid environments. Made in the USA, its patented SolarMill® technology is a distributed energy solution, which produces continuous renewable energy for customers that is always available. The Company’s products are sold globally. For more information please visit www.windstream-inc.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect” and “intend,” among others. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, such as business and political conditions in the geographic areas in which we sell our products; weather and natural disasters; changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which we are engaged.

Investors should read the risk factors set forth in the Annual Report on Form 10-K/A filed with the SEC on April 22, 2015 and future periodic reports filed with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Media Contact:

Caitlin Ertel
certel@windstream-inc.com

Or

Mike Porter

Porter, LeVay and Rose

212.564.4700

mike@plrinvest.com